Exhibit 99.1

SOUTHERN CALIFORNIA BANCORP REPORTS NET INCOME OF
$6.6 MILLION FOR THE THIRD QUARTER

San Diego, Calif., October 26, 2023 – Southern California Bancorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for Bank of Southern California, N.A. (the “Bank”) announces its consolidated financial results for the third quarter of 2023.

Southern California Bancorp reported net income of $6.6 million for the third quarter of 2023, or $0.35 per diluted share, compared to net income of $6.9 million, or $0.38 per diluted share in the third quarter of 2022, and net income of $6.7 million, or $0.36 per diluted share in the second quarter of 2023.

“I am pleased to report that our strong year-to-date performance in 2023 includes net interest income of $71.6 million and net income of $21.5 million, up from $62.5 million and $7.6 million, respectively, in the corresponding year-to-date period in 2022,” said David Rainer, Chairman and CEO of Southern California Bancorp and Bank of Southern California. “Given the changes in the economic environment between these two periods, including one of the fastest Fed funds rate hiking cycles in history, we believe our third quarter return on average assets of 1.12% and net interest margin of 4.23% are evidence of the ongoing solid execution of our relationship-based business banking model in a challenging market subject to margin compression. We continue maintaining strong relationships with our current customers, as well as establishing new relationships, in what we believe is the best market in the country for small to medium-sized business relationship banking.

“Third quarter net income of $6.6 million helped drive our tangible book value per share (non-GAAP1) to $13.08, an increase of $0.26, or 2.0% from the prior quarter. Our balance sheet continues to be strong, with deposit balances remaining steady, as we continue to vigorously defend our deposit base in the face of increasing competition and deposit costs. Our loan portfolio grew by $20.9 million in the third quarter of 2023 with total average loan yields increasing to 5.97%.

“The Bank has always fostered a prudent credit culture with disciplined underwriting and credit risk management; however, in the third quarter of 2023 our nonperforming assets to total assets ratio increased to 0.62%, as a real estate loan collateralized by multifamily properties in our Private Banking portfolio was placed on non-accrual status. A court appointed receiver is in place and we are aggressively pursuing the resolution of this matter.”

Third Quarter 2023 Highlights

●	Net income of $6.6 million, compared with $6.7 million in the prior quarter
●	Diluted earnings per share of $0.35, compared with $0.36 the prior quarter
●	Net interest margin of 4.23%, compared with 4.36% in the prior quarter; average loan yield of 5.97% compared with 5.91% in the prior quarter
●	Return on average assets of 1.12%, compared with 1.18% in the prior quarter
●	Return on average common equity of 9.38%, compared with 9.93% in the prior quarter
●	Efficiency ratio (non-GAAP) of 61.4%, compared with 59.6% in the prior quarter
●	Tangible book value per common share (“TBV”) (non-GAAP) of $13.08 at September 30, 2023, up $0.26 from $12.82 at June 30, 2023
●	Total assets of $2.31 billion at September 30, 2023, a slight increase from June 30, 2023

1 Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

●	Total loans, including loans held for sale, of $1.94 billion at September 30, 2023, compared with $1.91 billion at June 30, 2023
●	Nonperforming assets to total assets ratio of 0.617% at September 30, 2023, compared with 0.002% at June 30, 2023
●	Total deposits of $1.98 billion at September 30, 2023, up $2.9 million or 0.1%, compared with $1.98 billion at June 30, 2023
●	Noninterest-bearing demand deposits were $736.0 million at September 30, 2023, representing 37.1% of total deposits, compared with $776.9 million, or 39.2% of total deposits at June 30, 2023
●	Cost of deposits was 1.56%, compared with 1.29% in the prior quarter
●	Cost of funds was 1.62%, compared with 1.38% in the prior quarter
●	Bank’s capital exceeds minimums to be “well-capitalized,” the highest regulatory capital category

Third Quarter Operating Results

Net Income

Net income for the third quarter of 2023 was $6.6 million, or $0.35 per diluted share, compared with net income of $6.7 million, or $0.36 per diluted share in the second quarter of 2023. Pre-tax, pre-provision income (non-GAAP) for the third quarter was $9.3 million, a decrease of $620 thousand or 6.3% from the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2023 was $23.3 million, compared to $23.4 million in the prior quarter. The decrease in net interest income was primarily due to a $1.4 million increase in total interest expense, partially offset by a $1.2 million increase in total interest and dividend income in the third quarter of 2023 as compared to the prior quarter. During the third quarter of 2023, loan interest income increased $1.0 million, total debt securities income increased $12 thousand, and interest and dividend income from other financial institutions increased $222 thousand. The increase in interest income was due to a number of factors: a higher average total loan balance from organic loan growth; a change in the interest-earning asset mix; and higher yields on interest-earning assets resulting from increases in the target Fed funds rate, partially offset by the reversal of a non-accrual loan’s interest income of $264 thousand. Average interest-earning assets increased $29.5 million, the result of a $24.4 million increase in average total loans, a $7.6 million increase in average deposits in other financial institutions, a $3.0 million increase in average Fed funds sold/resale agreements, and a $326 thousand increase in average restricted stock investments and other bank stock, partially offset by a $5.8 million decrease in average total debt securities. The increase in interest expense for the third quarter of 2023 was primarily due to a $1.5 million increase in interest expense on interest-bearing deposits, the result of a $66.6 million increase in average interest-bearing deposits, coupled with a 36 basis point increase in interest-bearing deposit costs.

Net interest margin for the third quarter of 2023 was 4.23%, compared with 4.36% in the prior quarter. The decrease was primarily related to a 24 basis point increase in the cost of funds, partially offset by an 8 basis point increase in the total interest-earning assets yield, the result of higher market interest rates and a change in the Bank’s average interest-earning asset mix. The yield on total average earning assets in the third quarter of 2023 was 5.72%, compared with 5.64% in the prior quarter. The yield on average total loans in the third quarter of 2023 was 5.97%, an increase of 6 basis points from 5.91% in the prior quarter. The yield on average total loans in the third quarter of 2023 included the impact of the reversal of a non-accrual loan’s interest, which decreased the overall loan yield by 5 basis points.

Cost of funds for the third quarter of 2023 was 162 basis points, an increase of 24 basis points from 138 basis points in the prior quarter. The increase was primarily driven by a 36 basis point increase in the cost of interest-bearing deposits, a 20 basis point increase in the cost of Federal Home Loan Bank (FHLB) borrowings, an increase in average interest-bearing deposits, and a decrease in average noninterest-bearing deposits. Average noninterest-bearing demand deposits decreased $37.4 million to $768.1 million and represented 38.8% of total average deposits for the third quarter of 2023, compared with $805.6 million and 41.3%, respectively, in the prior quarter; average interest-bearing deposits increased $66.6 million to $1.21 billion during the third quarter of 2023. The total cost of deposits in the third quarter of 2023 was 156 basis points, an increase of 27 basis points from 129 basis points in the prior quarter.

Average total borrowings decreased $11.0 million to $29.6 million for the third quarter of 2023, primarily due to a decrease of $11.1 million in average FHLB borrowings during the quarter. The average cost of total borrowings was 5.82% for the third quarter of 2023, up from 5.66% in the prior quarter.

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Provision for Credit Losses

The Company recorded a reversal of provision for credit losses of $96 thousand in the third quarter of 2023, compared to a reversal of provision for credit losses of $15 thousand in the prior quarter. The reversal of provision for credit losses in the third quarter of 2023 included a $298 thousand negative provision for unfunded commitments primarily due to lower unfunded loan commitments. Total unfunded loan commitments decreased $33.2 million to $490.4 million at September 30, 2023, from $523.6 million at June 30, 2023. The provision for credit losses for the loan portfolio in the third quarter of 2023 was $202 thousand, an increase of $82 thousand from $120 thousand in the prior quarter. The increase was driven by our reasonable and supportable forecast, primarily related to the economic outlook from the Federal Reserve’s actions to control inflation, and an increase in total loan balances, partially offset by a decrease in special mention and substandard accruing loans and changes in the portfolio mix. The Company’s management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately provisioned for the current environment.

Noninterest Income

Total noninterest income in the third quarter of 2023 was $815 thousand, a decrease of $281 thousand compared to total noninterest income of $1.1 million in the second quarter of 2023. In the third quarter of 2023, the Company recorded a loss on sale of loans of $54 thousand related to a guaranty denial from the U.S. Small Business Administration for an SBA 7A loan that defaulted in 2017 and settled in 2020. There was no gain on SBA 7A loan sales in the third quarter of 2023, compared to gain on sale of loans of $77 thousand on the sale of $1.0 million in SBA 7A loans in the second quarter of 2023. The decrease was due to a decrease in originations of SBA 7A loans, combined with a decrease in SBA secondary market premiums. Service charges and fees on deposit accounts was $470 thousand, a decrease of $60 thousand compared to $530 thousand in the prior quarter. The decrease was primarily due to lower analysis charges for certain deposit accounts. The Company recorded a gain on sale of debt securities of $34 thousand in the second quarter of 2023, for which there was no comparable transaction in the third quarter of 2023.

Noninterest Expense

Total noninterest expense for the third quarter of 2023 was $14.8 million, an increase of $174 thousand from total noninterest expense of $14.6 million in the prior quarter. In the third quarter of 2023, salaries and employee benefits increased by $62 thousand, and other expenses increased by $120 thousand; these increases were partially offset by decreases in legal, audit and professional fees of $69 thousand.

The $62 thousand increase in salaries and benefits was due primarily to a decrease in the deferred loan origination costs resulting from lower loan growth in the third quarter of 2023, partially offset by a decrease in payroll taxes and benefits expense. The $120 thousand increase in other expense was due primarily to the increase in sundry losses resulting from the recoveries of affidavits of forgery that were recorded in the second quarter of 2023. The $69 thousand decrease in legal, audit and professional fees was due primarily to a decrease in legal and consulting expenses.

Efficiency ratio (non-GAAP) for the third quarter of 2023 was 61.4%, compared to 59.6% in the prior quarter.

Income Tax

In the third quarter of 2023, the Company’s income tax expense was $2.8 million, compared with $3.2 million in the second quarter of 2023. The effective rate was 30.2% for the third quarter of 2023 and 32.3% for the second quarter of 2023. The effective rate was 29.7% for the nine months ended September 30, 2023. The decrease in the effective tax rate for the third quarter of 2023 was primarily attributable to the impact of the vesting and exercise of equity awards combined with changes in the Company’s stock price over time, and other deferred tax related adjustments.

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Balance Sheet

Assets

Total assets at September 30, 2023 were $2.31 billion, an increase of $4.5 million or 0.2% from June 30, 2023. The increase in total assets from the prior quarter was primarily related to a $20.9 million increase in total loans, including loans held for sale, partially offset by a $9.5 million decrease in cash and cash equivalents, and a $8.0 million decrease in securities available-for-sale.

Loans

Total loans held for investment were $1.93 billion at September 30, 2023, compared to $1.91 billion at June 30, 2023, with third quarter of 2023 new originations of $40.6 million and payoffs and net paydowns of $26.3 million. Total loans secured by real estate increased by $20.1 million, with other commercial real estate loans increasing by $58.3 million, and multifamily increasing $8.1 million, partially offset by a $37.9 million decrease in construction and land development loans, and an $8.5 million decrease in 1-4 family residential. In addition, commercial and industrial loans decreased by $1.9 million. The Company had $4.8 million in SBA 7A loans held for sale at September 30, 2023, compared to $1.1 million at June 30, 2023; most of these loans are expected to be sold in the secondary market in the fourth quarter of 2023.

Deposits

Total deposits at September 30, 2023 were $1.98 billion, an increase of $2.9 million from June 30, 2023. Noninterest-bearing demand deposits at September 30, 2023 were $736.0 million, or 37.1% of total deposits, compared with $776.9 million, or 39.2% of total deposits at June 30, 2023. At September 30, 2023, total interest-bearing deposits were $1.25 billion, compared to $1.20 billion at June 30, 2023. At September 30, 2023, total brokered time deposits were $84.5 million, compared to $98.4 million at June 30, 2023. Given the nature of the Company’s commercial banking model, at September 30, 2023, approximately 43% of total deposits exceeded the FDIC insurance limits. The Company offers the Insured Cash Sweep (ICS) product, providing customers with FDIC insurance coverage at ICS network institutions. At September 30, 2023, ICS deposits were $252.7 million, or 13% of total deposits, compared to $256.3 million, or 13% of total deposits at June 30, 2023.

Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“Federal Reserve”) Borrowings

At September 30, 2023, the Company had overnight FHLB borrowings of $8.0 million, a $7.0 million decrease from June 30, 2023. There were no outstanding Federal Reserve Discount Window borrowings at September 30, 2023 or June 30, 2023. The Company did not participate in the Federal Reserve Bank Term Funding Program.

At September 30, 2023, the Company had available borrowing capacity from the FHLB secured lines of credit of approximately $431 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $151 million. The Company also had available borrowing capacity from three unsecured credit lines from correspondent banks of approximately $75 million at September 30, 2023, with no outstanding borrowings. Total available borrowing capacity was $656.8 million at September 30, 2023. Additionally, the Company had unpledged liquid securities at fair value of approximately $111.8 million and cash and cash equivalents of $95.1 million at September 30, 2023.

Asset Quality

Total non-performing assets increased to $14.3 million, or 0.617% of total assets at September 30, 2023, compared with $40 thousand, or 0.002% of total assets at June 30, 2023. The increase from June 30, 2023, was due primarily to a multifamily loan with a net carrying value of $14.3 million that was placed on non-accrual status and downgraded to substandard, partially offset by a paydown of a commercial and industrial loan with a net carrying value of $41 thousand during the third quarter of 2023. The multifamily loan added to non-accrual loans during the third quarter of 2023 is collateralized by three investment multifamily properties located in the city of Santa Monica, California. A court appointed receiver is in place and the Company is aggressively pursuing the resolution of this matter. Based on a review of the combined “As-Is” collateral value, after accounting for estimated selling costs, the estimated net collateral value was sufficient to result in no loss to the Company at September 30, 2023. Special mention loans decreased by $7.3 million during the third quarter of 2023 to $3.3 million at September 30, 2023, due mostly to four commercial and industrial loans from two relationships totaling $7.3 million that were upgraded from special mention loans to pass loans. Substandard accruing loans decreased by $1.1 million during the third quarter of 2023 to $3.5 million at September 30, 2023 due mostly to loans from one relationship that were upgraded to pass loans, coupled with net paydowns, partially offset by one SBA 7A loan downgraded from pass.

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The Company had no loans over 90 days past due that were accruing interest at September 30, 2023, and June 30, 2023.

There were $96 thousand of loan delinquencies (30-89 days past due) from three Paycheck Protection Program loans at September 30, 2023, compared to no loan delinquencies (30-89 days past due) at June 30, 2023.

The allowance for credit losses, which is comprised of allowance for loan losses (ALL) and reserve for unfunded loan commitments, totaled $23.9 million, or 1.24% of total loans held for investment at September 30, 2023, compared to $24.0 million, or 1.26% at June 30, 2023. The $95 thousand decrease in the allowance includes a $202 thousand provision for credit losses for the loan portfolio and a $298 thousand negative credit provision for unfunded loan commitments, coupled with a net recovery of $1 thousand for the quarter ended September 30, 2023.

The allowance for loan losses was $22.7 million, or 1.18% of total loans held for investment at September 30, 2023, compared to $22.5 million, or 1.18% at June 30, 2023.

Capital

Tangible book value (non-GAAP) per common share at September 30, 2023, was $13.08, compared with $12.82 at June 30, 2023. In the third quarter of 2023, tangible book value was primarily impacted by net income, stock-based compensation expense, and net of tax unrealized losses on debt securities available-for-sale. Other comprehensive losses related to unrealized losses, net of taxes, on securities available-for-sale increased by $2.7 million to $9.2 million at September 30, 2023 from $6.6 million at June 30, 2023. The increase in the unrealized losses, net of taxes, on securities availabe-for-sale was primarily attributable to factors other than credit related, including changes in interest rates driven by the Federal Reserve’s policy to fight inflation, and general volatility in credit market conditions. Tangible common equity (non-GAAP) as a percent of total tangible assets (non-GAAP) at September 30, 2023 increased to 10.53% from 10.33% in the prior quarter, and unrealized losses as a percent of tangible common equity (non-GAAP) at September 30, 2023 increased to 3.9% from 2.8% in the prior quarter.

The Bank’s leverage capital ratio and total risk-based capital ratio were 11.69% and 13.28%, respectively, at September 30, 2023. The Bank elected the three-year phase-in period under the regulatory capital rules, which allow a phase-in of the Day 1 CECL transition adjustment to the regulatory capital at 25% per year over a three-year transition period.

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ABOUT SOUTHERN CALIFORNIA BANCORP AND BANK OF SOUTHERN CALIFORNIA, N.A.

Southern California Bancorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. Bank of Southern California, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of Southern California Bancorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small- to medium-sized businesses through its 13 branch offices serving Orange, Los Angeles, Riverside, San Diego, and Ventura counties, as well as the Inland Empire. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.banksocal.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, and forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Registration Statement on Form 10, as amended, filed with the Securities and Exchange Commission; changes in real estate markets and general economic conditions, either nationally or locally in the areas in which the Company conducts business; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; and the impacts of recent bank failures.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Registration Statement on Form 10, as amended, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

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Southern California Bancorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$23,261	$23,426	$23,786	$71,579	$62,517
(Reversal of) provision for credit losses	$(96)	$(15)	$1,560	$91	$5,206
Noninterest income	$815	$1,096	$358	$3,481	$3,487
Noninterest expense	$14,781	$14,607	$13,150	$44,407	$50,410
Income tax expense	$2,835	$3,212	$2,505	$9,064	$2,749
Net income	$6,556	$6,718	$6,929	$21,498	$7,639
Pre-tax pre-provision income (1)	$9,295	$9,915	$10,994	$30,653	$15,594
Adjusted pre-tax pre-provision income (1)	$9,295	$9,915	$9,911	$30,653	$22,079
Diluted earnings per share	$0.35	$0.36	$0.38	$1.15	$0.42
Shares outstanding at period end	18,309,282	18,296,365	17,863,525	18,309,282	17,863,525

PERFORMANCE RATIOS
Return on average assets	1.12%	1.18%	1.18%	1.25%	0.44%
Adjusted return on average assets (1)	1.12%	1.18%	1.05%	1.25%	0.71%
Return on average common equity	9.38%	9.93%	11.02%	10.63%	4.11%
Adjusted return on average common equity (1)	9.38%	9.93%	9.80%	10.63%	6.58%
Yield on total loans	5.97%	5.91%	5.09%	5.89%	4.85%
Yield on interest earning assets	5.72%	5.64%	4.60%	5.63%	4.05%
Cost of deposits	1.56%	1.29%	0.25%	1.22%	0.14%
Cost of funds	1.62%	1.38%	0.31%	1.30%	0.19%
Net interest margin	4.23%	4.36%	4.32%	4.43%	3.87%
Efficiency ratio (1)	61.39%	59.57%	54.46%	59.16%	76.37%
Adjusted efficiency ratio (1)	61.39%	59.57%	58.95%	59.16%	66.55%

	As of
	September 30, 2023	June 30, 2023	December 31, 2022
	($ in thousands except share and per share data)
CAPITAL
Tangible equity to tangible assets (1)	10.53%	10.33%	9.84%
Book value (BV) per common share	$15.21	$14.96	$14.51
Tangible BV per common share (1)	$13.08	$12.82	$12.32

ASSET QUALITY
Allowance for loan losses (ALL)	$22,705	$22,502	$17,099
Reserve for unfunded loan commitments	$1,240	$1,538	$1,310
Allowance for credit losses (ACL)	$23,945	$24,040	$18,409
ALL to total loans held for investment	1.18%	1.18%	0.90%
ACL to total loans held for investment	1.24%	1.26%	0.97%
Nonperforming loans	$14,272	$40	$41
Other real estate owned	$—	$—	$—
Nonperforming assets to total assets	0.62%	—%	—%

END OF PERIOD BALANCES
Total loans, including loans held for sale	$1,935,364	$1,914,415	$1,906,800
Total assets	$2,313,649	$2,309,183	$2,283,927
Deposits	$1,983,857	$1,980,908	$1,931,905
Loans to deposits	97.6%	96.6%	98.7%
Shareholders’ equity	$278,550	$273,749	$260,355

(1)	Non-GAAP measure. See – GAAP to Non-GAAP reconciliation

	At or for the Three Months Ended			At or for the Nine Months Ended
ALLOWANCE for CREDIT LOSSES	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$22,502	$22,391	$15,136	$17,099	$11,657
Adoption of ASU 2016-13 (1)	—	—	—	5,027	—
Provision for credit losses	202	120	1,300	600	4,800
Charge-offs	—	(9)	—	(36)	(21)
Recoveries	1	—	—	15	—
Net recoveries (charge-offs)	1	(9)	—	(21)	(21)
Balance, end of period	$22,705	$22,502	$16,436	$22,705	$16,436
Reserve for unfunded loan commitments
Balance, beginning of period	$1,538	$1,673	$950	$1,310	$804
Adoption of ASU 2016-13 (1)	—	—	—	439	—
(Reversal of) provision for credit losses	(298)	(135)	260	(509)	406
Balance, end of period	1,240	1,538	1,210	1,240	1,210
Allowance for credit losses	$23,945	$24,040	$17,646	$23,945	$17,646

ALL to total loans held for investment	1.18%	1.18%	0.89%	1.18%	0.89%
ACL to total loans held for investment	1.24%	1.26%	0.96%	1.24%	0.96%

(1)	Represents the impact of adopting ASU 2016-13, Financial Instruments - Credit Losses on January 1, 2023. As a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses is based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.

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Southern California Bancorp and Subsidiary

Balance Sheets (Unaudited)

	September 30, 2023	June 30, 2023	December 31, 2022
	($ in thousands)
ASSETS
Cash and due from banks	$33,517	$34,632	$60,295
Federal funds sold & interest-bearing balances	61,604	69,995	26,465
Total cash and cash equivalents	95,121	104,627	86,760

Securities available-for-sale, at fair value	111,840	119,875	112,580
Securities held-to-maturity, at cost (fair value of $45,224 at September 30, 2023; $48,563 at June 30, 2023; and $47,906 at December 31, 2022)	53,699	53,782	53,946
Loans held for sale	4,813	1,062	9,027
Loans held for investment:
Construction & land development	237,320	275,250	239,067
1-4 family residential	141,668	150,150	144,322
Multifamily	218,170	210,025	218,606
Other commercial real estate	1,019,647	961,307	958,676
Commercial & industrial	310,990	312,845	331,644
Other consumer	2,756	3,776	5,458
Total loans held for investment	1,930,551	1,913,353	1,897,773
Allowance for credit losses - loans	(22,705)	(22,502)	(17,099)
Total loans held for investment, net	1,907,846	1,890,851	1,880,674

Restricted stock at cost	16,027	15,997	14,543
Premises and equipment	13,565	13,919	14,334
Right of use asset	10,007	7,853	8,607
Goodwill	37,803	37,803	37,803
Core deposit intangible	1,275	1,403	1,584
Bank owned life insurance	38,665	38,428	37,972
Deferred taxes, net	12,542	11,666	10,699
Accrued interest and other assets	10,446	11,917	15,398
Total assets	$2,313,649	$2,309,183	$2,283,927

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$735,979	$776,895	$923,899
Interest-bearing NOW accounts	354,489	354,088	209,625
Money market and savings accounts	699,942	660,654	668,602
Time deposits	193,447	189,271	129,779
Total deposits	1,983,857	1,980,908	1,931,905

Borrowings	25,842	32,818	67,770
Operating lease liability	12,657	10,394	11,055
Accrued interest and other liabilities	12,743	11,314	12,842
Total liabilities	2,035,099	2,035,434	2,023,572

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 18,309,282 at September 30, 2023; 18,296,365 at June 30, 2023 and 17,940,283 at December 31, 2022)	221,632	220,702	218,280
Retained earnings	66,163	59,607	48,516
Accumulated other comprehensive loss - net of taxes	(9,245)	(6,560)	(6,441)
Total shareholders’ equity	278,550	273,749	260,355
Total liabilities and shareholders’ equity	$2,313,649	$2,309,183	$2,283,927

8

Southern California Bancorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$28,977	$27,987	$22,907	$83,983	$60,585
Interest on debt securities	942	833	636	2,506	1,366
Interest on tax-exempted debt securities	359	456	483	1,302	884
Interest and dividends from other institutions	1,206	984	1,337	3,162	2,597
Total interest and dividend income	31,484	30,260	25,363	90,953	65,432

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	5,922	4,730	1,151	13,555	1,697
Interest on time deposits	1,867	1,531	155	4,373	334
Interest on borrowings	434	573	271	1,446	884
Total interest expense	8,223	6,834	1,577	19,374	2,915
Net interest income	23,261	23,426	23,786	71,579	62,517

(Reversal of) provision for credit losses (1)	(96)	(15)	1,560	91	5,206
Net interest income after provision for credit losses	23,357	23,441	22,226	71,488	57,311

NONINTEREST INCOME
Service charges and fees on deposit accounts	470	530	468	1,439	1,340
(Loss) gain on sale of loans	(54)	77	240	831	1,056
Bank owned life insurance income	238	232	222	693	1,269
Servicing and related income on loans	61	87	45	223	139
Gain on sale of debt securities	—	34	—	34	—
Loss on sale of building and related fixed assets	—	—	(768)	—	(768)
Other charges and fees	100	136	151	261	451
Total noninterest income	815	1,096	358	3,481	3,487

NONINTEREST EXPENSE
Salaries and employee benefits	9,736	9,674	8,878	29,651	28,435
Occupancy and equipment expenses	1,579	1,527	1,610	4,553	4,752
Data processing	1,144	1,176	1,008	3,376	3,520
Legal, audit and professional	598	667	885	2,050	2,110
Regulatory assessments	369	367	445	1,188	1,205
Director and shareholder expenses	215	214	311	642	727
Merger and related expenses	—	—	117	—	1,185
Core deposit intangible amortization	128	90	100	309	298
Litigation settlements, net	—	—	(975)	—	5,525
Other expense	1,012	892	771	2,638	2,653
Total noninterest expense	14,781	14,607	13,150	44,407	50,410
Income before income taxes	9,391	9,930	9,434	30,562	10,388
Income tax expense	2,835	3,212	2,505	9,064	2,749
Net income	$6,556	$6,718	$6,929	$21,498	$7,639

Net income per share - basic	$0.35	$0.37	$0.39	$1.17	$0.43
Net income per share - diluted	$0.35	$0.36	$0.38	$1.15	$0.42
Weighted average common share-diluted	18,672,132	18,596,228	18,277,789	18,632,890	18,193,676
Pre-tax, pre-provision income (2)	$9,295	$9,915	$10,994	$30,653	$15,594

(1)	Included (reversal of) provision for unfunded commitments of $(298) thousand, $(135) thousand and $260 thousand for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively; and $(509) thousand and $406 thousand for the nine months ended September 30, 2023 and September 30, 2022, respectively.
(2)	Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

9

Southern California Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$1,924,384	$28,977	5.97%	$1,900,033	$27,987	5.91%	$1,786,862	$22,907	5.09%
Taxable debt securities	111,254	942	3.36%	106,208	833	3.15%	109,886	636	2.30%
Tax-exempt debt securities (1)	59,630	359	3.02%	70,470	456	3.29%	73,750	483	3.29%
Deposits in other financial institutions	50,367	681	5.36%	42,770	537	5.04%	96,504	528	2.17%
Fed funds sold/resale agreements	20,653	283	5.44%	17,639	228	5.18%	103,515	598	2.29%
Restricted stock investments and other bank stock	16,365	242	5.87%	16,039	219	5.48%	14,855	211	5.64%
Total interest-earning assets	2,182,653	31,484	5.72%	2,153,159	30,260	5.64%	2,185,372	25,363	4.60%
Total noninterest-earning assets	131,288			133,716			141,467
Total assets	$2,313,941			$2,286,875			$2,326,839

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$353,714	$1,706	1.91%	$308,863	$1,279	1.66%	$226,394	$54	0.09%
Money market and savings accounts	675,609	4,216	2.48%	662,487	3,451	2.09%	699,276	1,097	0.62%
Time deposits	183,745	1,867	4.03%	175,161	1,531	3.51%	95,028	155	0.65%
Total interest-bearing deposits	1,213,068	7,789	2.55%	1,146,511	6,261	2.19%	1,020,698	1,306	0.51%
Borrowings:
FHLB advances	11,731	163	5.51%	22,791	302	5.31%	—	—	—%
Subordinated debt	17,830	271	6.03%	17,806	271	6.10%	17,735	271	6.06%
TruPS	—	—	—%	—	—	—%	—	—	—%
Total borrowings	29,561	434	5.82%	40,597	573	5.66%	17,735	271	6.06%
Total interest-bearing liabilities	1,242,629	8,223	2.63%	1,187,108	6,834	2.31%	1,038,433	1,577	0.60%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	768,148			805,553			1,012,619
Other liabilities	25,722			22,727			26,287
Shareholders’ equity	277,442			271,487			249,500
Total Liabilities and Shareholders’ Equity	$2,313,941			$2,286,875			$2,326,839

Net interest spread			3.09%			3.33%			4.00%
Net interest income and margin		$23,261	4.23%		$23,426	4.36%		$23,786	4.32%
Cost of deposits			1.56%			1.29%			0.25%
Cost of funds			1.62%			1.38%			0.31%

(1)	Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.
(2)	Average noninterest-bearing deposits represent 38.77%, 41.27% and 49.80% of average total deposits for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively.

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Southern California Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Nine Months Ended
	September 30, 2023			September 30, 2022
	Average Balance	Income/ Expense	Yield/Cost	Average Balance	Income/ Expense	Yield/Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$1,906,327	$83,983	5.89%	$1,669,962	$60,585	4.85%
Taxable debt securities	104,881	2,506	3.19%	94,385	1,366	1.93%
Tax-exempt debt securities (1)	68,043	1,302	3.24%	48,537	884	3.08%
Deposits in other financial institutions	43,629	1,675	5.13%	267,650	1,160	0.58%
Fed funds sold/resale agreements	21,182	798	5.04%	64,072	753	1.57%
Restricted stock investments and other bank stock	15,774	689	5.84%	14,596	684	6.27%
Total interest-earning assets	2,159,836	90,953	5.63%	2,159,202	65,432	4.05%
Total noninterest-earning assets	133,224			139,533
Total assets	$2,293,060			$2,298,735

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$290,326	$3,301	1.52%	$209,660	$191	0.12%
Money market and savings accounts	674,452	10,254	2.03%	687,557	1,506	0.29%
Time deposits	170,620	4,373	3.43%	93,071	334	0.48%
Total interest-bearing deposits	1,135,398	17,928	2.11%	990,288	2,031	0.27%
Borrowings:
FHLB advances	16,282	632	5.19%	—	—	—%
Subordinated debt	17,807	814	6.11%	17,711	814	6.14%
TruPS	—	—	—%	1,656	70	5.65%
Total borrowings	34,089	1,446	5.67%	19,367	884	6.10%
Total interest-bearing liabilities	1,169,487	19,374	2.21%	1,009,655	2,915	0.39%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	829,082			1,018,889
Other liabilities	24,086			21,628
Shareholders’ equity	270,405			248,563

Total Liabilities and Shareholders’ Equity	$2,293,060			$2,298,735

Net interest spread			3.42%			3.66%
Net interest income and margin		$71,579	4.43%		$62,517	3.87%
Cost of deposits			1.22%			0.14%
Cost of funds			1.30%			0.19%

(1)	Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.
(2)	Average noninterest-bearing deposits represent 42.20%, and 50.71% of average total deposits for the nine months ended September 30, 2023 and September 30, 2022, respectively.

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Southern California Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation

(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) adjusted net income, (2) efficiency ratio, (3) adjusted efficiency ratio, (4) pre-tax pre-provision income, (5) adjusted pre-tax pre-provision income, (6) average tangible common equity, (7) adjusted return on average assets, (8) adjusted return on average equity, (9) return on average tangible common equity, (10) adjusted return on average tangible common equity, (11) tangible common equity, (12) tangible assets, (13) tangible common equity to tangible asset ratio, and (14) tangible book value per share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	($ in thousands)
Adjusted net income
Net income	$6,556	$6,718	$6,929	$21,498	$7,639
Add: After-tax merger and related expenses (1)	—	—	82	—	852
(Deduct) add: After-tax litigation (recoveries) settlements, net (1)	—	—	(845)	—	3,734
Adjusted net income (non-GAAP)	$6,556	$6,718	$6,166	$21,498	$12,225

Efficiency Ratio
Noninterest expense	$14,781	$14,607	$13,150	$44,407	$50,410
Less: Merger and related expenses	—	—	117	—	1,185
(Add) deduct: Litigation (recoveries) settlements, net	—	—	(1,200)	—	5,300
Adjusted noninterest expense	14,781	14,607	14,233	44,407	43,925

Net interest income	23,261	23,426	23,786	71,579	62,517
Noninterest income	815	1,096	358	3,481	3,487
Total net interest income and noninterest income	$24,076	$24,522	$24,144	$75,060	$66,004
Efficiency ratio (non-GAAP)	61.4%	59.6%	54.5%	59.2%	76.4%
Adjusted efficiency ratio (non-GAAP)	61.4%	59.6%	59.0%	59.2%	66.5%

Pre-tax pre-provision income
Net interest income	$23,261	$23,426	$23,786	$71,579	$62,517
Noninterest income	815	1,096	358	3,481	3,487
Total net interest income and noninterest income	24,076	24,522	24,144	75,060	66,004
Less: Noninterest expense	14,781	14,607	13,150	44,407	50,410
Pre-tax pre-provision income (non-GAAP)	9,295	9,915	10,994	30,653	15,594
Add: Merger and related expenses	—	—	117	—	1,185
(Deduct) add: Litigation (recoveries) settlements, net	—	—	(1,200)	—	5,300
Adjusted pre-tax pre-provision income (non-GAAP)	$9,295	$9,915	$9,911	$30,653	$22,079

(1) After-tax merger and related expenses and litigation settlements, net are presented using a 29.56% tax rate.

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	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
	($ in thousands)
Return on Average Assets, Equity, and Tangible Equity
Net income	$6,556	$6,718	$6,929	$21,498	$7,639
Adjusted net income (non-GAAP)	$6,556	$6,718	$6,166	$21,498	$12,225

Average assets	$2,313,941	$2,286,875	$2,326,839	$2,293,060	$2,298,735
Average shareholders’ equity	277,442	271,487	249,500	270,405	248,563
Less: Average intangible assets	39,158	39,250	38,940	39,249	38,786
Average tangible common equity (non-GAAP)	$238,284	$232,237	$210,560	$231,156	$209,777

Return on average assets	1.12%	1.18%	1.18%	1.25%	0.44%
Adjusted return on average assets (non-GAAP)	1.12%	1.18%	1.05%	1.25%	0.71%
Return on average equity	9.38%	9.93%	11.02%	10.63%	4.11%
Adjusted return on average equity (non-GAAP)	9.38%	9.93%	9.80%	10.63%	6.58%
Return on average tangible common equity (non-GAAP)	10.92%	11.60%	13.06%	12.43%	4.87%
Adjusted return on average tangible common equity (non-GAAP)	10.92%	11.60%	11.62%	12.43%	7.79%

	September 30, 2023	June 30, 2023	December 31, 2022
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$278,550	$273,749	$260,355
Less: Intangible assets	39,078	39,206	39,387
Tangible common equity (non-GAAP)	$239,472	$234,543	$220,968

Total assets	$2,313,649	$2,309,183	$2,283,927
Less: Intangible assets	39,078	39,206	39,387
Tangible assets (non-GAAP)	$2,274,571	$2,269,977	$2,244,540

Equity to asset ratio	12.04%	11.85%	11.40%
Tangible common equity to tangible asset ratio (non-GAAP)	10.53%	10.33%	9.84%
Book value per share	$15.21	$14.96	$14.51
Tangible book value per share (non-GAAP)	$13.08	$12.82	$12.32
Shares outstanding	18,309,282	18,296,365	17,940,283

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

Bank of Southern California

kmccabe@banksocal.com

818.637.7065

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